Exhibit 99.1

GUESS?, INC.	NEWS RELEASE

For Immediate Release

Contact:	Carlos Alberini President & Chief Operating Officer Guess?, Inc. (213) 765-3582

Frederick G. Silny SVP & Chief Financial Officer (213) 765-3289

Wendi Kopsick/Molly Morse Kekst and Company (212) 521-4800

GUESS?, INC. REPORTS FIRST QUARTER 2003 FINANCIAL RESULTS
AND APRIL RETAIL SALES

Los Angeles, CA, May 7, 2003 – Guess?, Inc. (NYSE:GES) today reported its financial results for the first quarter ended March 29, 2003 and its retail sales results for the fiscal month of April 2003.

First Quarter Results

For the first quarter of 2003, the Company reported a net loss of $5.8 million, or a diluted loss of $0.13 per share, compared to a net loss of $3.6 million, or a diluted loss of $0.08 per share, for the first quarter of 2002.  The 2002 first quarter results include restructuring, impairment and severance charges of $0.7 million, or $0.4 million after taxes.

Total net revenue for the first quarter of 2003 increased 1.0% to $139.6 million from $138.2 million in the first quarter of 2002.  The Company’s retail stores, including those in Canada, generated revenues of $83.7 million in the 2003 first quarter, a 6.1% increase from $78.9 million reported in the same period a year ago. Comparable store sales decreased 1.7% during the first quarter of 2003 from the year-ago period.  Net revenue from the Company’s wholesale segment decreased to $45.0 million in the first quarter of 2003 compared to $49.4 million in the year-ago period. Licensing segment net revenue increased 9.5% to $10.9 million in the 2003 first quarter from $9.9 million in the first quarter last year.

Carlos Alberini, President and Chief Operating Officer, commented, “During the quarter, we experienced higher levels of promotional activity which negatively impacted our margins. Within this challenging climate, we remain vigilant in pursuing the inventory control and cost management initiatives we put in place over the course of 2002, and we continue to take actions that will contribute to improved long-term performance. Notwithstanding the impact of the later Easter holiday on March results, comparable store sales trends showed improvement during the quarter, particularly in our repositioned men’s business. We are continuing to fine-tune our collections, and, in the wholesale business, are working diligently with our department and specialty store partners to enhance the appeal and price/value proposition of our assortments.  While we expect the environment will remain difficult, we believe the actions we are taking will result in improved long-term performance.”

April Retail Sales

Total retail sales for the five weeks ended May 3, 2003 were $36.6 million, an increase of 17.2% from sales of $31.3 million for the five weeks ended May 4, 2002.  Comparable store sales for the period increased 9.3%. Comparable store sales for the Company’s full priced retail stores increased 5.6% and comparable store sales for the factory outlet stores increased 19.6%.

Change in Segment Reporting

In the first quarter of 2003, the Company revised its segment reporting to better reflect how its three business segments – retail, wholesale and licensing – are managed and each segment’s performance is evaluated.  The earnings from operations for each segment now include those costs that are specifically related to each segment, consisting primarily of store operations, distribution, selling and merchandising, depreciation, amortization and employee compensation directly related to that business segment.  In addition, the Company is continuing to allocate design and advertising charges to the business segments based on the assessed benefit derived from the respective expenditures.  The new structure excludes from the segment results corporate overhead costs, which consist of shared costs of the organization.  These costs are presented separately and include, among others, the following corporate costs:  information technology, human resources, accounting and finance, executive compensation, facilities and legal.  All amounts for 2002 have been revised to conform to the 2003 presentation and are included with this release.

The Company will hold a conference call at 4:30 pm (ET) on May 7, 2003 to discuss the news announced in this press release.  A live webcast of the conference call will be accessible at www.guess.com via the “Investor’s Page” link from the “Guess, Inc.” section of the site.  The webcast will be archived on the website.

Guess?, Inc. designs, markets, distributes and licenses one of the world’s leading lifestyle collections of contemporary apparel, accessories and related consumer products.

Except for historical information contained herein, certain matters discussed in this press release including but not limited to the Company’s expected results of operations and plans to reduce costs and estimated charges, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods and other future events to differ materially from what is currently anticipated.  Factors which may cause actual results in future periods to differ from current expectations include, among other things, the continued availability of sufficient working capital, the successful integration of new stores into existing operations, the continued desirability and customer acceptance of existing and future product lines (including licensed product lines), possible cancellations of wholesale orders, the success of competitive products, and the availability of adequate sources of capital.  In addition to these factors, the economic and other factors identified in the Company’s most recent annual report on Form 10-K for the fiscal year ended December 31, 2002 including but not limited to the risk factors discussed therein, could affect the forward-looking statements contained herein and in the Company’s other public documents.

Guess?, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	First Quarter Ended
	Mar 29, 2003		Mar 30, 2002
	$	%	$	%

Net revenue
Product sales	$128,722	92.2%	$128,261	92.8%
Net royalties	10,862	7.8%	9,918	7.2%
	139,584	100.0%	138,179	100.0%

Cost of product sales	98,235	70.4%	93,063	67.3%

Gross profit	41,349	29.6%	45,116	32.7%

Selling, general and administrative expenses	49,424	35.4%	48,627	35.2%

Restructuring, impairment and severance charges	—	—	655	0.5%

Loss from operations	(8,075)	(5.8)%	(4,166)	(3.0)%

Other (income) expense:
Interest expense, net	2,063	1.5%	2,264	1.6%
Other, net	(15)	(0.0)%	(29)	(0.0)%

Loss before income tax benefit	(10,123)	(7.3)%	(6,401)	(4.6)%

Income tax benefit	(4,350)	(3.2)%	(2,800)	(2.0)%

Net loss	$(5,773)	(4.1)%	$(3,601)	(2.6)%

Net earnings (loss) per share:

Basic	$(0.13)		$(0.08)

Diluted	$(0.13)		$(0.08)

Weighted number of shares outstanding:

Basic	43,140		43,525

Diluted	43,140		43,525

Guess?, Inc. and Subsidiaries

Consolidated Segment Data

(in thousands)

(Unaudited)

	First Quarter Ended
	Mar 29, 2003	Mar 30, 2002

Net revenue:
Retail operations	$83,662	$78,866
Wholesale operations	45,060	49,395
Licensing operations	10,862	9,918
	$139,584	$138,179

Earnings (loss) from operations:
Retail operations	$(6,494)	$(4,516)
Wholesale operations	260	3,425
Licensing operations	8,920	7,591
Corporate overhead	(10,761)	(10,666)
	$(8,075)	$(4,166)

Guess?, Inc. and Subsidiaries

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

(Unaudited)

	Mar 29, 2003	Dec 31, 2002	Mar 30, 2002

ASSETS

Cash and cash equivalents	$9,036	$31,753	$25,450

Receivables, net	49,303	35,437	46,637

Inventories, net	90,976	95,683	82,202

Other current assets	29,218	26,114	22,772

Property and equipment, net	124,284	128,097	141,107

Other assets	32,841	32,448	28,426

Total Assets	$335,658	$349,532	$346,594

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$91,074	$167,561	$80,715

Notes payable and long-term debt, excluding current installments	69,480	1,480	79,990

Other liabilities	13,648	14,211	10,276

Stockholders’ equity	161,456	166,280	175,613

Total Liabilities and Stockholders’ Equity	$335,658	$349,532	$346,594

Guess?, Inc. and Subsidiaries

Condensed Consolidated Cash Flow Data

(in thousands)

(Unaudited)

	First Quarter Ended
	Mar 29, 2003	Mar 30, 2002

Net cash used by operating activities	$(21,256)	$(374)

Net cash used in investing activities	(4,165)	(5,108)

Net cash provided by (used) in financing activities	2,547	(927)

Effect of exchange rates on cash	157	(11)

Net decrease in cash and cash equivalents	(22,717)	(6,420)

Cash and cash equivalents at the beginning of the year	31,753	31,870

Cash and cash equivalents at the end of the period	$9,036	$25,450

Supplemental information:

Depreciation and amortization	$8,678	$10,049

Rent	14,376	12,664

Guess?, Inc. and Subsidiaries

Retail Store Data

	First Quarter Ended
	Mar 30, 2003	Mar 30, 2002

Number of stores at the beginning of the year	249	227

Store openings	—	1

Store closures	(3)	—

Number of stores at the end of the period	246	228

Total store square footage at the end of the period	1,262,000	1,168,000

Guess?, Inc. and Subsidiaries

Consolidated Segment Data - Revised

(in thousands)

(Unaudited)

	First Quarter Ended Mar 30, 2002	Second Quarter Ended Jun 29, 2002	Third Quarter Ended Sep 28, 2002	Fourth Quarter Ended Dec 31, 2002	Year Ended Dec 31, 2002
Net revenue:
Retail operations	$78,866	$79,892	$94,760	$130,938	$384,456
Wholesale operations	49,395	33,104	50,764	26,362	159,625
Licensing operations	9,918	6,793	12,274	10,073	39,058
	138,179	119,789	157,798	167,373	583,139

Earnings (loss) from operations:
Retail operations	$(4,516)	$(2,391)	$1,702	$9,578	$4,373
Wholesale operations	3,425	(688)	3,512	(10,987)	(4,738)
Licensing operations	7,591	4,144	9,496	7,861	29,092
Corporate overhead	(10,666)	(10,504)	(5,655)	(10,428)	(37,253)
	$(4,166)	$(9,439)	$9,055	$(3,976)	$(8,526)